EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Applied Films Corporation Long-Term Incentive Plan of Applied Films Corporation of our report dated September 7, 2004, with respect to the consolidated financial statements and schedule of Applied Films Corporation as of June 26, 2004 and for the two years in the period ended June 26, 2004, included in its Annual Report (Form 10-K) for the year ended July 2, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
February 27, 2006